December 28, 1995

FFTW Funds, Inc.
717 Fifth Avenue
New York, New York  10022

Dear Sirs:

		As counsel for FFTW Funds, Inc.
(the "Company") during the fiscal period ended December 31, 1995, we are familiar with the registration of the Company under the Investment Company Act of 1940 (the "1940
Act") and the registration statement relating to its shares of common stock ("Shares") under the Securities Act of 1933 (File No.
33-27896) (the "Registration Statement"). We also have examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

		Based upon the foregoing, it is our
opinion that the Shares being registered pursuant to Post-Effective Amendment No. 17 to the Company's Registration Statement will, when sold in accordance with the terms of the Registration Statement, and the prospectus included therein, and delivered by the Company against receipt of the net asset value of the Shares, have been duly and validly authorized and issued as fully paid and non-assessable Shares of the Company.

		We consent to the filing of this
opinion in connection with this Post-
Effective Amendment No. 17, which is filed pursuant to Section 24(e) of the 1940 Act on behalf of the Company with the Securities and Exchange Commission.


			Very truly yours,

		       /S/ Dechert, Price & Rhoads


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